[Servotronics, Inc. Letterhead]
Exhibit 99.1

1110 Maple Street  w  P.O. Box 300  w Elma, New York 14059-0300   w 716-655-5990   w FAX 716-655-6012

March 27, 2009
SERVOTRONICS, INC. (NYSE Amex– SVT) REPORTS RECORD
YEAR END INCOME AND REVENUES

Elma, NY – Servotronics, Inc. (NYSE Amex - SVT) reported an approximate 48.9% increase in net income to $3,055,000 (or $1.58 per share basic, $1.45 per share diluted) on a $2,792,000 increase in revenues to $34,170,000 for the fiscal year ended December 31, 2008 as compared to net income and revenues for the fiscal year ended December 31, 2007 of $2,052,000 in net income (or $1.06 per share basic, $0.96 per share diluted) and $31,378,000 in revenues. The Company attributes the increased revenue and net income to increased product shipments at the Company’s Advanced Technology Group (ATG) and a favorable mix of products and cost containment activities.

The Company is composed of two groups – the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

The Company is continuing its development of products for new programs and applications. This development effort usually occurs significantly before the benefits of production procurements are received. Consistent with U.S. Generally Accepted Accounting Principles, design and development costs are expensed as they occur. Historically, the volatility of Government procurements will often result in period to period revenue fluctuation. Also, the net effects of the change in the U.S. National Administration during the transition period and beyond are not yet fully known. However, it is reasonable to expect that the expansion of U.S. troop activities in Afghanistan will result in additional procurements for the Company’s products that will, at least, partially offset any reduction in Government procurements resulting from troop withdrawal in Iraq. The ATG backlog is strong but may be subject to delivery stretch-outs as a result of the current volatility of the world’s economies and the Airlines deferring their delivery dates for ordered aircraft.

On October 31, 2008, and as previously reported, the Board of Directors authorized the purchase of an additional 200,000 shares of its common stock in the open market or in privately negotiated transactions. This 200,000 share purchase authorization is in addition to the then pre-existing authorization to purchase 250,000 shares of the Company’s common stock. To date the Company has purchased 237,145 shares under these authorizations and has the authority to purchase 212,855 additional shares to complete the purchase program.

FORWARD-LOOKING STATEMENTS
Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.